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                                                                    EXHIBIT 12.1

     The Burlington Northern and Santa Fe Railway Company and Subsidiaries
               Computation of Ratio of Earnings to Fixed Charges
                      (In Millions, Except Ratio Amounts)
                                  (Unaudited)

Year Ended,                                                                    2000        1999        1998
--------------------------------------------------------------------------   --------    --------    --------

Earnings:
  Pre-tax income                                                              $1,812      $1,950      $1,939

  Add:
      Interest and fixed charges, excluding capitalized interest                 287         291         293

      Portion of rent under long-term operating leases representative
         of an interest factor                                                   187         182         202

      Distributed income of investees accounted for under
         the equity method                                                        46           -           -

  Amortization of capitalized interest                                             6           5           4

  Less:  Undistributed equity in earnings of investments accounted
            for under the equity method                                           18          13          18
                                                                             --------    --------    --------

  Total earnings available for fixed charges                                  $2,320      $2,415      $2,420
                                                                             ========    ========    ========

Fixed charges:

  Interest and fixed charges                                                  $  315      $  304      $  310

  Portion of rent under long-term operating leases representative
      of an interest factor                                                      187         182         202
                                                                             --------    --------    --------
  Total fixed charges                                                         $  502      $  486      $  512
                                                                             ========    ========    ========

Ratio of earnings to fixed charges                                             4.62x       4.97x       4.73x
                                                                             ========    ========    ========